Exhibit 99.1

FOR IMMEDIATE RELEASE

June 28, 2018

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES Receives No Objection From The Federal Reserve For Proposed Capital Actions IN 2018 CCAR

Proposed Capital Actions Include a 27% Increase of the Quarterly Dividend and the Repurchase of Up To $1 Billion of Common Stock

COLUMBUS, Ohio - Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) was notified by the Federal Reserve that it had no objection to Huntington's proposed capital actions included in Huntington's capital plan submitted in the 2018 Comprehensive Capital Analysis and Review (“CCAR”). These planned actions include:

•	A 27% increase in the quarterly dividend per common share to $0.14, starting in the third quarter of 2018, subject to approval by the Board of Directors;

•	The repurchase of up to $1.068 billion of common stock over the next four quarters (July 1, 2018 through June 30, 2019), subject to authorization by the Board of Directors; and

•	Maintaining dividends on the outstanding classes of preferred stock and trust preferred securities.

“The disciplined execution of our strategies has driven material earnings power improvement. Coupled with our commitment to an aggregate moderate-to-low risk profile and a CET1 capital ratio modestly above our operating target range, we were well positioned for this year’s Dodd-Frank Act Stress Test and CCAR,” said Stephen D. Steinour, chairman, president, and CEO. “We are pleased with the Federal Reserve’s non-objection to our proposed capital actions, which deploy capital in line with our consistently-stated capital priorities: to fund organic growth first, to increase our quarterly dividend, and then other uses including returning capital via share repurchases. This is the eighth consecutive year of an increased dividend. We are committed to our capital priorities as we look ahead.”

“Our Board, management, and colleagues are strongly aligned with long-term shareholders. We have built a franchise designed to deliver efficient growth, disciplined risk management, and a capital return profile that we believe will create compelling long-term shareholder returns,” said Steinour.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $104 billion of assets and a network of 966 branches and 1,866 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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